Exhibit 99.1

Ditech Networks Reports Financial Results For The Three Month Period Ended July 31, 2012

SAN JOSE, Calif., September 13, 2012

Ditech Networks, Inc. (NASDAQ: DITC), a leader in voice processing solutions for voice quality enhancement and audio transcription, reported financial results for the three month period ended July 31, 2012.

The financial results for the quarter were as follows:

•                  Revenues were $3.5 million, down from $5.6 million last quarter and $3.7 million in the corresponding period last year.

•                  GAAP operating expenses for the quarter were $4.7 million, up from $4.3 million in both the previous quarter and in the corresponding quarter last year.

•                  Non-GAAP (1) operating expenses were $4.6 million.

•                  GAAP net loss for the quarter was $3.2 million or $0.12 per share.

•                  Non-GAAP (1) net loss for the quarter was $3.1 million or $0.12 per share.

(1)          A reconciliation of the non-GAAP to GAAP financial measures for the three month periods ended July 31, 2012 and 2011, is included at the end of this press release. These non-GAAP financial measures exclude stock-based compensation expense, expense related to amortization of purchased intangible assets, severance and restructuring costs, and adjustment to tax provision.

Since April 30, 2012, Ditech Networks:

•                  Increased PhoneTag revenue by approximately $0.1 million, or 5%, over the quarter ended April 30, 2012, and $0.5 million, or 51%, over the first quarter of the prior fiscal year.

•                  Began migrating PhoneTag voice-to-text processing from an outside service provider to its own server farm, diverting approximately 25% of processing activity to it by the end of the first quarter.

•                  Implemented an extensive increase in customer trials, primarily with an existing tier 1 customer, expected to result in a significant increase in new subscriber revenue.

•                  Launched its first carrier in Latin America.

•                  Realized improvements from development efforts that improved its PhoneTag processing capabilities, including much greater processing capacity while decreasing message turn around time, both of which are expected to contribute towards reduced costs per message.

“I am pleased to announce that our PhoneTag revenue for the first quarter of fiscal 2013 has increased approximately 51% over the first quarter of fiscal 2012,” said Ken Naumann, President and CEO.

“Additionally, we partnered with a tier 1 customer to significantly expand an existing PhoneTag marketing program. This expanded program should enable us to reach approximately three times the number of subscribers than we have previously trialed for this customer.  We anticipate that our customer base may increase materially as a result of this trial. We have also begun our transition from outside web service providers to our own colocation facility.  When this is completed we expect to see significant savings in PhoneTag cost of revenue,” continued Mr. Naumann.

“We continue to make progress on our new VQA product concept, the Ethernet Voice Processor (“EVP”).  We are planning on shipping equipment to begin our first customer trial in the second quarter of this fiscal year.  Although our legacy VQA revenue decreased from our first quarter last year, historically we have seen the majority of this revenue in the latter half of our fiscal year, due primarily to the customary timing of purchases from our largest customers occurring at those times.  We are optimistic that this trend will be repeated this year.  At this time we expect our total revenue for the first two quarters of fiscal 2013 to meet or exceed revenue from the same period in the prior year,” concluded Mr. Naumann.

About Ditech Networks

Ditech Networks provides advanced voice processing solutions that perform tasks spanning from voice-enabled Web 2.0 and unified communications services to voice quality enhancement. Ditech Networks believes in the power and simplicity of human speech; its solutions deliver high-quality voice communication and it is currently developing compelling voice capabilities to new communications methods like social networking and text messaging, allowing consumers to use voice in ways that make sense in today’s Web 2.0-savvy world.

Leveraging over 20 years of deployments with communications providers around the world, Ditech Network’s products help global communications companies meet the multiple challenges of service differentiation, network expansion and call capacity, by delivering consistent, dependable voice quality. Ditech Network’s customers include Verizon, Sprint/Nextel, AT&T, Telus, Orascom Telecom, and West Corporation. Ditech Networks is headquartered in San Jose, California.

Forward Looking Statement

The statements in this press release with respect to Ditech Networks’ expectations that the extensive increase in customer trials will result in a significant increase in new subscriber revenue, contributions of improvements in its PhoneTag processing capabilities will contribute towards reduced costs per message, its partnering with a tier 1 customer should enable Ditech Networks to reach approximately three times the number of subscribers than it has previously trialed for the customer, its customer base may increase materially as a result of the trial, the transition from outside web service providers to its own colocation facility will result in significant savings in PhoneTag cost of revenue, shipping of EVP equipment and beginning the first customer trial will occur in the second quarter of this fiscal year, and the trend in VQA revenue being weighted more in the latter half of the fiscal year will be repeated this year, are forward-looking statements. Actual results could differ materially as a result of numerous risks and uncertainties, including; the switch to its own hosted facility may not occur due to unforeseen technical difficulties or it may need to invest more in its PhoneTag business than it currently anticipates, which could cause its PhoneTag cost of revenue not to decline as Ditech Networks expects; increased customer trials may not cause an increase in its subscriber base for reasons outside of Ditech Networks’ control, such as budget constraints at potential customers; and unforeseen technical delays in completion of EVP equipment prior to shipping for customer trials; as well as those detailed in Ditech Networks’ Annual Report on Form 10-K for the period ended April 30, 2012 (filed July 27, 2012, with the Securities and Exchange Commission).

Use of Non-GAAP Financial Information

Ditech Networks provides all information required in accordance with generally accepted accounting principles (GAAP), but it believes that evaluating its ongoing operating results and in particular, making comparisons to similar companies, may be enhanced by providing additional measures used by management to assess operating results. Internally, Ditech Networks uses calculations of: (i) non-GAAP gross profit and gross margin, which represents gross profit and gross margin excluding the effect of stock-based compensation expense and severance and restructuring costs; (ii) non-GAAP operating expenses, which represent operating expenses excluding the effect of stock-based compensation expense and severance and restructuring costs and, in the case of total operating expenses, expense related to amortization of purchased intangible assets; (iii) non-GAAP pre-tax loss and non-GAAP net loss, which represents pre-tax loss and net loss excluding the effect of stock-based compensation expense, severance and restructuring costs and expense related to the amortization of purchased intangible assets; and (iv) non-GAAP basic and diluted net loss per share, which represents basic and diluted net loss per share excluding the effect of stock-based compensation expense, severance and restructuring costs and expense related to the amortization of purchased intangible assets. The non-GAAP net loss and net loss per share financial measures also exclude the tax effects of the excluded amounts.

The non-GAAP financial measures contained in this release are included with the intention of providing investors additional understanding of Ditech Networks’ operational results and trends, but should only be used in conjunction with results reported in accordance with GAAP.

Ditech Networks believes that the presentation of these non-GAAP financial measures is warranted for several reasons:

1.               Such non-GAAP financial measures provide an additional analytical tool for understanding Ditech Networks’ financial performance by excluding the impact of items which may obscure trends in the core operating performance of the business;

2.               Since Ditech Networks has historically reported non-GAAP results to the investment community, Ditech Networks believes the inclusion of non-GAAP numbers provides consistency and enhances investors’ ability to compare Ditech Networks’ performance across financial reporting periods;

3.               These non-GAAP financial measures are employed by Ditech Networks’ management in its own evaluation of performance and are utilized in financial and operational decision making processes, such as budget planning and forecasting;

4.               These non-GAAP financial measures facilitate comparisons to the operating results of other companies in Ditech Networks’ industry, which use similar financial measures to supplement their GAAP results, thus enhancing the perspective of investors who wish to utilize such comparisons in their analysis of Ditech Networks’ performance.

As stated above, Ditech Networks presents non-GAAP financial measures because it considers them to be important supplemental measures of performance. However, non-GAAP financial measures have limitations as an analytical tool and should not be considered in isolation or as a substitute for Ditech Networks’ GAAP results. In the future, Ditech Networks expects to incur expenses similar to the non-GAAP adjustments described above and expects to continue reporting non-GAAP financial measures excluding such items. Some of the limitations in relying on non-GAAP financial measures are:

1.               Ditech Networks’ stock option and stock purchase plans are important components of incentive compensation arrangements and will be reflected as expenses in Ditech Networks’ GAAP results for the foreseeable future.

2.               Amortization of purchased intangibles, though not directly affecting Ditech Networks’ current cash position, represents the loss in value as the technology in Ditech Networks’ industry evolves, is advanced or is replaced over time. The expense associated with this loss in value is not included in the non-GAAP net income (loss) presentation and therefore does not reflect the full economic effect of the ongoing cost of maintaining Ditech Networks’ current technological position in the company’s competitive industry which is addressed through the company’s research and development program.

3.               Restructuring charges reflect a real cost of doing business and reacting to market forces, and by eliminating these charges the non-GAAP financial measures do not reflect these costs of doing business.

4.               Other companies, including other companies in Ditech Networks’ industry, may calculate non-GAAP financial measures differently than the company, limiting their usefulness as a comparative measure.

Press Contact:

Press Contact:	Investor Contact:
Karl Brown	Bill Tamblyn
(408)-883-3682	(408)-883-3691

Ditech Networks, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	July 31,	April 30,
	2012	2012

Assets
Cash, cash equivalents and investments	$20,958	$22,942
Accounts receivable, net	1,982	2,493
Inventories	2,551	2,375
Property and equipment, net	1,108	855
Purchased intangibles, net	40	61
Other assets	2,770	3,236
Total Assets	$29,409	$31,962

Liabilities and Stockholders’ Equity
Accounts payable	$2,178	$1,734
Accrued expense and other short term liabilities	1,465	1,291
Deferred revenue	891	948
Income taxes payable	43	45
Other long-term liabilities	177	174

Total Liabilities	4,754	4,192

Stockholders’ equity	24,655	27,770

Total Liabilities and Stockholders’ Equity	$29,409	$31,962

Ditech Networks, Inc.

Consolidated Statements of Operations

For the Three Month Periods Ended July 31, 2012 and 2011

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended July 31,
	2012	2011

Revenue	$3,538	$3,689

Cost of revenue	2,059	2,204

Gross profit	1,479	1,485

Operating expenses:
Sales and marketing	1,551	1,378
Research and development	1,936	1,852
General and administrative	1,204	1,063
Amortization of purchased intangible assets	21	20

Total operating expenses	4,712	4,313

Loss from operations	(3,233)	(2,828)

Other income (expense), net	10	(19)

Loss before provision for (benefit from) income taxes	(3,223)	(2,847)

Provision for (benefit from) income taxes	(2)	15

Net income (loss)	$(3,221)	$(2,862)

Basic and diluted net income (loss) per share:	$(0.12)	$(0.11)

Weighted shares used in per share calculation:
Basic and diluted	26,828	26,419

Stock-based compensation expense allocated by function was as follows:
Cost of revenue	$13	$13
Sales and marketing	61	49
Research and development	51	47
General and administrative	(19)	(100)
Total	$106	$9

Ditech Networks, Inc.

Reconciliation of GAAP to Non-GAAP Financial Measures

For the Three Month Periods Ended July 31, 2012 and 2011

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended July 31,
	2012	2011

GAAP gross profit	$1,479	$1,485
Add back severance and restructuring costs	—	45
Add back stock-based compensation	13	13
Non-GAAP gross profit	$1,492	$1,543

GAAP gross margin	41.8%	40.3%
Add back severance and restructuring costs	0.0%	1.2%
Add back stock-based compensation	0.4%	0.3%
Non-GAAP gross margin	42.2%	41.8%

GAAP sales and marketing expense	$1,551	$1,378
Add back (deduct) severance and restructuring costs	—	(49)
Deduct stock-based compensation	(61)	(49)
Non-GAAP sales and marketing expense	$1,490	$1,280

GAAP research and development expense	$1,936	$1,852
Add back (deduct) severance and restructuring costs	—	(28)
Deduct stock-based compensation	(51)	(47)
Non-GAAP research and development expense	$1,885	$1,777

GAAP general and administrative expense	$1,204	$1,063
Deduct severance and restructuring costs	—	—
Deduct stock-based compensation	19	100
Non-GAAP general and administrative expense	$1,223	$1,163

GAAP total operating expenses	$4,712	$4,313
Deduct:
Severance and restructuring costs	—	(77)
Stock-based compensation expense	(93)	4
Amortization of purchased intangibles	(21)	(20)
Non-GAAP total operating expenses	$4,598	$4,220

GAAP loss from operations	$(3,233)	$(2,828)
Addback severance and restructuring costs, stock-based compensation expense, and amortization of purchased intangibles	127	151
Non-GAAP loss from operations	$(3,106)	$(2,677)

GAAP loss before provision (benefit) for income taxes	$(3,223)	$(2,847)
Addback severance and restructuring costs, stock-based compensation expense, and amortization of purchased intangibles	127	151
Non-GAAP loss before provision (benefit from) for income taxes	$(3,096)	$(2,696)

GAAP provision (benefit from) for income taxes	$(2)	$15
Deduct the tax impact of eliminating severance and restructuring costs, stock-based compensation expense, and amortization of purchased intangibles	—	—
Non-GAAP provision (benefit from) for income taxes	$(2)	$15

GAAP net loss	$(3,221)	$(2,862)
Addback severance and restructuring costs, stock-based compensation expense, amortization of purchased intangibles, and adjustment to tax provision	127	151
Non-GAAP net loss	$(3,094)	$(2,711)

GAAP diluted net loss per share	$(0.12)	$(0.11)
Addback severance and restructuring costs, stock-based compensation expense, amortization of purchased intangibles, and adjustment to tax provision	—	0.01
Non-GAAP diluted net income (loss) per share	$(0.12)	$(0.10)

Shares used in computing net loss per share
Diluted-GAAP	26,828	26,419
Diluted-Non-GAAP	26,828	26,419